Exhibit 10.10

Execution Copy

FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

December 17, 2008

This First Amended and Restated Employment Agreement (“Agreement”) replaces and supersedes in its entirety the Employment Agreement that was executed on March 22, 2007, and is entered into by and between LINN OPERATING, INC., a Delaware corporation (the “Company”), and CHARLENE A. RIPLEY (the “Employee”) as of the date first set forth above (the “Effective Date”) on the terms set forth herein.  LINN ENERGY, LLC, a Delaware limited liability company, and the one hundred percent (100%) parent of the Company (“Linn Energy”), is joining in this Agreement for the limited purposes of reflecting its agreement to the matters set forth herein as to it, but such joinder is not intended to make Linn Energy the employer of the Employee for any purpose.

Accordingly, the parties, intending to be legally bound, agree as follows:

1.           Position and Duties.

1.1          Employment; Titles; Reporting. The Company agrees to continue to employ the Employee and the Employee agrees to continue employment with the Company, upon the terms and subject to the conditions provided under this Agreement. During the Employment Term (as defined in Section 2 of this Agreement), the Employee will serve each of the Company and Linn Energy as the Senior Vice President & General Counsel, and Corporate Secretary. In such capacity, the Employee will report to Linn Energy’s and the Company’s Chairman of the Board and/or Chief Executive Officer and otherwise will be subject to the direction and control of the Board of Directors of Linn Energy (including any committee thereof, the “Board”), and the Employee will have such duties, responsibilities and authorities as may be assigned to her by the Company’s Chairman of the Board and/or Chief Executive Officer or the Board from time to time and otherwise consistent with such position in a publicly traded company comparable to Linn Energy which is engaged in natural gas and oil acquisition, development and production.

1.2          Duties. During the Employment Term, the Employee will devote substantially all of her full working time to the business and affairs of the Company and Linn Energy, will use her best efforts to promote the Company’s and Linn Energy’s interests and will perform her duties and responsibilities faithfully, diligently and to the best of her ability, consistent with sound business practices. The Employee may be required by the Board to provide services to, or otherwise serve as an officer or director of, any direct or indirect subsidiary of the Company or to Linn Energy, as applicable. The Employee will comply with the Company’s and Linn Energy’s policies, codes and procedures, as they may be in effect from time to time, applicable to executive officers of the Company and Linn Energy.   Subject to the preceding sentence, the Employee may, with the prior approval of the Board in each instance, engage in other business and charitable activities, provided that such charitable and/or business activities do not create a conflict of interest or the appearance of a conflict of interest with the Company or Linn Energy

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or materially interfere with the performance of her obligations to the Company or Linn Energy under this Agreement.

1.3          Place of Employment. The Employee will perform her duties under this Agreement at the Company’s offices in Houston, Texas, with the likelihood of substantial business travel.

2.           Term of Employment.

The term of the Employee’s employment by the Company under this Agreement (the “Employment Term”) commenced on the Effective Date and will continue until employment is terminated by either party under Section 5 of this Agreement. The date on which the Employee’s employment ends is referred to in this Agreement as the “Termination Date.”  For the purpose of Sections 5 and 6 of this Agreement, the Termination Date shall be the date upon which the Employee incurs a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations issued thereunder.

3.           Compensation.

3.1          Base Salary. During the Employment Term, the Employee will be entitled to receive a base salary (“Base Salary”) at an annual rate of not less than $255,000 for services rendered to the Company, Linn Energy and any of its direct or indirect subsidiaries, payable in accordance with the Company’s regular payroll practices. The Employee’s Base Salary will be reviewed annually by the Board and may be adjusted upward in the Board’s sole discretion, but not downward.

3.2          Annual Bonus Compensation. During the Employment Term, the Employee will be entitled to receive incentive compensation in such amounts and at such times as the Board may award to her in its sole discretion under any incentive compensation or other bonus plan or arrangement as may be established by the Board from time to time (collectively, the “Employee Bonus Plan”).  Under the Employee Bonus Plan, the Board may, in its discretion, set, in advance, an annual target bonus for the Employee, which is currently set as a percentage of Base Salary.  For example, for 2008, the Employee’s target bonus was set at 65% of her Base Salary.  The percentage of the Employee’s Base Salary that the Board designates for the Employee to receive as her annual target bonus under any Employee Bonus Plan, as such percentage may be adjusted upward or downward from time to time in the sole discretion of the Board, or replaced by another methodology of determining Employee’s target bonus, is referred to herein as the Employee’s “Bonus Level Percentage.”  The amount paid to the Employee through application of the Bonus Level Percentage is the Employee’s “Bonus Level Amount.”  The “Annual Bonus” is the Bonus Level Amount paid to the Employee in any given year.

3.3          Long-Term Incentive Compensation.  Awards of Unit options, Unit grants, restricted Units and/or other forms of equity-based compensation to the Employee may be made from time to time during the Employment Term by the Board in its sole discretion, whose decision will be based upon performance and award guidelines for executive officers of the Company and Linn Energy established periodically by the Board in its sole discretion.

4.           Expenses and Other Benefits.

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4.1          Reimbursement of Expenses. The Employee will be entitled to receive prompt reimbursement for all reasonable expenses incurred by her during the Employment Term (in accordance with the policies and practices presently followed by the Company or as may be established by the Board from time to time for the Company’s and Linn Energy’s senior executive officers) in performing services under this Agreement, provided that the Employee properly accounts for such expenses in accordance with the Company’s and Linn Energy’s policies as in effect from time to time.  Such reimbursement shall be paid on or before the end of the calendar year following the calendar year in which any such reimbursable expense was incurred, and the Company shall not be obligated to pay any such reimbursement amount for which Employee fails to submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which the expense was incurred.  Business related expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement, but in no event shall the time period extend beyond the later of the lifetime of Employee or, if longer, 20 years.  The amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year.  In addition, the Employee may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

4.2          Vacation. The Employee will be entitled to paid vacation time each year during the Employment Term that will accrue in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.3          Other Employee Benefits. In addition to the foregoing, during the Employment Term, the Employee will be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.

5.           Termination of Employment.

5.1          Death. The Employee’s employment under this Agreement will terminate upon her death.

5.2          Termination by the Company.

(a)          Terminable at Will. The Company may terminate the Employee’s employment under this Agreement at any time with or without Cause (as defined below).

(b)          Definition of Cause. For purposes of this Agreement, the Company will have “Cause” to terminate the Employee’s employment under this Agreement by reason of any of the following:

(i)           the Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to any of Linn Energy

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or its direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

(ii)          the Employee’s repeated intoxication by alcohol or drugs during the performance of her duties;

(iii)         the Employee’s willful and intentional misuse of any of the funds of Linn Energy or its direct or indirect subsidiaries,

(iv)         embezzlement by the Employee;

(v)          the Employee’s willful and material misrepresentations or concealments on any written reports submitted to any of Linn Energy or its direct or indirect subsidiaries;

(vi)         the Employee’s willful and intentional material breach of this Agreement;

(vii)        the Employee’s material failure to follow or comply with the reasonable and lawful written directives of the Board; or

(viii)       conduct constituting a material breach by the Employee of the Company’s then current (A) Code of Business Conduct and Ethics, and any other written policy referenced therein, (B) the Code of Ethics for Chief Executive Officer and senior financial officers, if applicable, provided that in each case the Employee knew or should have known such conduct to be a breach.

(c)           Notice and Cure Opportunity in Certain Circumstances.  The Employee may be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute “Cause” hereunder according to the following terms:  The Board shall give the Employee written notice stating with reasonable specificity the nature of the circumstances determined by the Board in its reasonable and good faith judgment to constitute “Cause.”  If, in the reasonable and good faith judgment of the Board, the alleged breach is reasonably susceptible to cure, the Employee will have thirty (30) days from her receipt of such notice to effect the cure of such circumstances or such breach to the reasonable and good faith satisfaction of the Board.  The Board will state whether the Employee will have such an opportunity to cure in the initial notice of “Cause” referred to above.  Prior to termination for Cause, in those instances where the initial notice of Cause states that the Employee will have an opportunity to cure, the Company shall provide an opportunity for the Employee to be heard by the Board or a Board committee designated by the Board to hear the Employee.  The decision as to whether the Employee has satisfactorily cured the alleged breach shall be made at such meeting.  If, in the reasonable and good faith judgment of the Board the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such thirty (30) day cure period, such breach will thereupon constitute “Cause” hereunder.

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5.3          Termination by the Employee.

(a)          Terminable at Will. The Employee may terminate her employment under this Agreement at any time with or without Good Reason (as defined below).

(b)          Notice and Cure Opportunity. If such termination is with Good Reason, the Employee will give the Company written notice, which will identify with reasonable specificity the grounds for the Employee’s resignation and provide the Company with fifteen (15) days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if such notice is given by the Employee to the Company more than thirty (30) days after the occurrence of the event that the Employee alleges is Good Reason for her termination hereunder.

(c)          Definition of Good Reason Other Than Upon a Change of Control.  For purposes of this Agreement, other than in the event of a Change of Control, “Good Reason” will mean any of the following to which the Employee will not consent in writing: (i) a reduction in the Employee’s then current Base Salary; (ii) failure by Company to pay in full on a current basis (A) any of the compensation or benefits described in this Agreement that are due and owing, or (B) any of the compensation or benefits described in this Agreement or amounts that are due and owing to the Employee under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of this Agreement by Company; (iv) any material reduction in the Employee’s title, authority or responsibilities as Senior Vice President & General Counsel, and Corporate Secretary; or (v)  a relocation on or before March 22, 2009 of the Employee’s primary place of employment to a location more than fifty (50) miles from the Company’s location in Houston, Texas at the Effective Date.

(d)          Definition of Good Reason For Purposes of Change of Control. For purposes of a Change of Control, “Good Reason” will mean any of the following to which the Employee will not consent in writing, but only if the Termination Date is within six (6) months before or two (2) years after a Change of Control: (i) reduction in either the Employee’s then current Base Salary or Bonus Level Percentage, or both (ii) failure by the Company to pay in full on a current basis any of the compensation or benefits described in this Agreement or amounts that are due and owing to the Employee under any long-term or short-term or other incentive compensation plans, agreements or awards; (iii) material breach of any provision of this Agreement by the Company; (iv) Senior Vice President & General Counsel, and Corporate Secretary; or (v) a relocation of the Employee’s primary place of employment to a location more than fifty (50) miles from the Company’s location on the day immediately preceding the Change of Control.

5.4          Notice of Termination.  Any termination of the Employee’s employment by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.1 of this Agreement) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 .7 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in

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reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (c) if the Termination Date (as defined herein) is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date will be not more than thirty (30) days after the giving of such notice).

5.5          Disability.  If the Company determines in good faith that the Disability (as defined herein) of the Employee has occurred during the Employment Term, it may, without breaching this Agreement, give to the Employee written notice in accordance with Section 5.4 of this Agreement of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company will terminate effective on the fifteenth (15th) day after receipt of such notice by the Employee, provided that, within the fifteen (15) days after such receipt, the Employee will not have returned to full-time performance of the Employee’s duties.

“Disability” means the earlier of (a) written determination by a physician selected by the Company and reasonably agreed to by the Employee that the Employee has been unable to perform substantially the Employee’s usual and customary duties under this Agreement for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease; and (b) “disability” as such term is defined in the Company’s applicable long-term disability insurance plan.

At any time and from time to time, upon reasonable request therefor by the Company, the Employee will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such Disability. Any physician selected by Company shall be Board Certified in the appropriate field, shall have no actual or potential conflict of interest, and may not be a physician who has been retained by the Company for any purpose within the prior three (3) years.

6.           Compensation of the Employee upon Termination.  Subject to the provisions of Section 6.8, the Employee shall be entitled to receive the amount specified upon the termination events designated below:

6.1          Death. If the Employee’s employment under this Agreement is terminated by reason of her death, the Company shall pay to the person or persons designated by the Employee for that purpose in a notice filed with the Company, or, if no such person will have been so designated, to her estate, in a lump sum within thirty (30) days following the Termination Date, the amount of:

(a)          the Employee’s accrued but unpaid then current Base Salary through the Termination Date, payable,

plus

(b)          the unpaid Bonus Level Amount, if any, with respect to the last full year during which the Employee was employed by the Company determined as follows:

(i)           If the Employee was employed for the entire previous year but the

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Termination Date occurred prior to the Board finally determining the Bonus Level Amount for the preceding year, then the Company’s performance will be deemed to have been such that the Employee would have been awarded 100% of her Bonus Level Percentage for that year (the “Deemed Full Year Bonus Amount”);

or

(ii)          If the Employee was employed for the entire previous year and the Board had already finally determined the Bonus Level Amount for the preceding year by the Termination Date but the Company had not yet paid the Employee her Bonus Level Amount, then the Bonus Level Amount will be that Bonus Level Amount determined by the Board (the “Actual Full Year Bonus Amount”);

plus

(iii)         an amount representing a deemed bonus for the fiscal year in which the Termination Date occurs, which is equal to the Bonus Level Amount that would be received by the Employee if the Company’s performance for the year is deemed to be at the level entitling the Employee  to 100% of her Bonus Level Percentage and then multiplying the Bonus Level Amount resulting from applying 100% of her Bonus Level Percentage by a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Termination Date and the denominator of which is 365 (“Deemed Pro Rata Bonus Amount”);

plus

(c)           any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement.

Thereafter, the Company will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

6.2          Disability.  In the event of the Employee’s termination by reason of Disability pursuant to Section 5.5, the Employee will continue to receive her Base Salary in effect immediately prior to the Termination Date and participate in applicable employee benefit plans or programs of the Company (on an equivalent basis to those employee benefit plans or programs provided under Section 6.4(a)(iv) below) through the Termination Date, subject to offset dollar-for-dollar by the amount of any disability income payments provided to the Employee under any Company disability policy or program funded by the Company, and the Company shall pay the Employee the following amounts in a lump sum within thirty (30) days following the Termination Date:  the sum of (a) the Employee’s accrued but unpaid then current Base Salary through the Termination Date,  plus (b) either the (i) unpaid Actual Full Year Bonus Amount, if any, or (ii) the Deemed Full Year Bonus Amount, if applicable, plus (c) the Employee’s Deemed Pro Rata Bonus Amount, plus (d) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement, and

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the Company thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company and any payments or benefits required to be made or provided under applicable law.

6.3          By the Company for Cause or the Employee Without Good Reason.  If the Employee’s employment is terminated by the Company for Cause, or if the Employee terminates her employment other than for Good Reason, the Employee will receive (a) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, payable in a lump sum within thirty (30) days following the Termination Date, and (b) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement, payable in a lump sum within thirty (30) days following the Termination Date, and the Company thereafter will have no further obligation to the Employee under this Agreement, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company, and any payments or benefits required to be made or provided under applicable law. Notwithstanding anything in this Agreement to the contrary, no bonus will be paid to the Employee for a termination of her employment under this Section 6.3.

6.4          By the Employee for Good Reason or the Company Without Cause.

(a)          Severance Benefits on Non-Change of Control Termination.  Subject to the provisions of Section 6.4(b) and Section 6.4(d), if prior to the date that precedes a Change of Control by at least six (6) months, or more than two (2) years after the occurrence of a Change of Control (as defined below) the Company terminates the Employee’s employment without Cause, or the Employee terminates his employment for Good Reason, then the Employee will be entitled to the following benefits (the “Severance Benefits”) payable in a lump sum within thirty (30) days following the Termination Date:

(i)           an amount equal to (A) the Employee’s accrued but unpaid then current Base Salary through the Termination Date, plus (B) either (x) the unpaid Actual Full Year Bonus Amount, if any, or (y) the Deemed Full Year Bonus Amount, if applicable, plus (C) the Employee’s Deemed Pro Rata Bonus Amount, if any, plus (D) any other amounts that may be reimbursable by the Company to the Employee as expressly provided under this Agreement;

plus

(ii)          with respect to any termination event described in this paragraph (a) of Section 6.4, a single lump sum equal to two times the Employee’s annual Base Salary at the highest rate in effect at any time during the thirty-six (36) month period immediately preceding the Termination Date, payable within thirty (30) days of the Termination Date.

(iii)         In addition, the Company will pay the “Company’s portion” (as set defined below) of the Employee’s COBRA continuation coverage (the “COBRA Coverage”) for the duration of the “maximum required period” as such period is

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set forth under COBRA and the applicable regulations.  Following such period, the Company shall permit the Employee (including his spouse and dependents) to (A) continue to participate in the Company’s group health plan if permitted under such plan, (B) convert the Company’s group health plan to an individual policy, or (C) obtain other similar coverage, in each case for up to an additional six (6) months after the expiration of the “maximum required period” by the Employee paying one-hundred percent of the premiums for medical, dental and/or vision coverage on an after-tax basis (“Medical Benefits”).  Notwithstanding the foregoing, the benefits described in this Section 6.4(a)(iii) may be discontinued by the Company prior to the end of the period provided in this subsection (iii) to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer.

(iv)         Following the end of the COBRA “maximum required period” provided under the Company’s group health plan (the “Benefit Measurement Date”), the Company shall, as a separate obligation, reimburse the Employee for any medical premium expenses incurred to purchase the Medical Benefits under the preceding Section 6.4(a)(iii), but only to the extent such expenses constitute the “Company’s portion” of the premiums for continued Medical Benefits (which amount shall be referred to herein as the “Medical Reimbursement”).

The “Company’s portion” of COBRA Coverage and of premiums for any continuing Medical Benefits shall be the difference between one hundred percent of the COBRA Coverage or Medical Benefits premium, as the case may be, and the dollar amount of medical premium expenses paid for the same type or types of Company medical benefits by a similarly situated employee on the Termination Date.

The premiums available for Medical Reimbursement under Section 6.4(a)(iv) in any calendar year will not be increased or decreased to reflect the amount actually reimbursed in a prior or subsequent calendar year, and all Medical Reimbursements under this paragraph will be paid to the Employee within thirty (30) days following the Company’s receipt of a premium payment for Medical Benefits.

(b)          Change of Control Benefits. Subject to the provisions of Section 6.4(d), if a Change of Control has occurred and the Employee’s employment was terminated by the Company without Cause, or by the Employee for Good Reason as defined in Section 5.3(d), during the period beginning six (6) months prior to the Change of Control and ending two (2) years following the Change of Control (an “Eligible Termination”), then in lieu of the Severance Benefits under Section 6.4(a), the Employee will be entitled to benefits (the “Change of Control Benefits”) with respect to an Eligible Termination, as follows:

(i)           Amounts identical to those set forth in Sections 6.4(a)(i) and (a)(ii) except that the amount described in Section 6.4(a)(ii) will be equal to two times the sum of (A) the Employee’s annual Base Salary at the highest rate in effect at

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any time during the thirty-six (36) month period immediately preceding the Termination Date plus (B) the highest Annual Bonus that the Employee was paid in the thirty-six (36) months immediately preceding the Change of Control, payable in a single lump sum within thirty (30) days following the Termination Date; provided, however, that if the Termination Date preceded the Change of Control, then the Change of Control Benefits will be payable within the later of thirty (30) days following the Termination Date and thirty (30) days following the Change of Control;

(ii)          The Company will pay the same COBRA Coverage described in Section 6.4(a)(iii), and the term of the Medical Benefits following the Benefit Measurement Date, with respect to both the Employee’s right to participate in a health insurance policy as set forth in Section 6.4(a)(iii) and the Company’s Medical Reimbursement obligation as set forth in Section 6.4(a)(iv) shall be the same.  Notwithstanding the foregoing, the benefits described in this Section 6.4(b)(ii) may be discontinued by the Company prior to the end of the period provided in this subsection (ii) to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer.

The foregoing notwithstanding, if the Termination Date preceded the Change of Control, the amount of Severance Benefits to which the Employee will be entitled will be the difference between the Severance Benefits already paid to the Employee, if any, under Section 6.4(a) and the Severance Benefits to be paid under this Section 6.4(b).

(c)          Definition of Change of Control. For purposes of this Agreement, a “Change of Control” will mean the first to occur of:

(i)           The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (A) the then-outstanding equity interests of Linn Energy (the “Outstanding Linn Energy Equity”) or (B) the combined voting power of the then-outstanding voting securities of Linn Energy entitled to vote generally in the election of directors (the “Outstanding Linn Energy Voting Securities”); provided, however, that, for purposes of this Section 6.4(c)(i), the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from Linn Energy, (2) any acquisition by Linn Energy, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Linn Energy or any affiliated company, or (4)  any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 6.4(c)(iii)(A), Section 6.4(c)(iii)(B) or Section 6.4(c)(iii)(C);

(ii)          Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board’) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election

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by Linn Energy’s Unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board;

(iii)         Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Linn Energy or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Linn Energy, or the acquisition of assets or equity interests of another entity by Linn Energy or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Linn Energy or all or substantially all of Linn Energy’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Linn Energy Equity and the Outstanding Linn Energy Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Linn Energy or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of, respectively, the then- outstanding equity interests of the corporation or other entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)         Consummation of a complete liquidation or dissolution of Linn Energy.

(d)           Conditions to Receipt of Severance Benefits.

(i)           Release. As a condition to receiving any Severance Benefits or Change of Control Benefits to which the Employee may otherwise be entitled

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under Section 6.4(a) or Section 6.4(b), the Employee will execute a release (the “Release”), which will include a non-disparagement provision, in a form and substance satisfactory to the Company, of any claims, whether arising under federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement, any claim to vested benefits under an employee benefit plan, any claim arising after the execution of the Release, or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company’s (or any of its subsidiaries’) organizational documents or any directors and officers liability insurance policies maintained by the Company.  The Company will provide the Release to the Employee for signature within ten (10) days after the Termination Date.  If the Company has provided the Release to the Employee for signature within ten (10) days after the Termination Date, and if the Employee fails or otherwise refuses to execute the Release within a reasonable time of not les than twenty-one (21) days after the Company has provided the Release to the Employee, and in all events, no later than sixty (60) days after the Termination Date and prior to the date on which such benefits are to be first paid to her, the Employee will not be entitled to any Severance Benefits or Change of Control Benefits, as the case may be, or any other benefits provided under this Agreement and the Company will have no further obligations with respect to the provision of those benefits except as may be required by law.

6.5          Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that take into account the Employee’s income will exclude any and all Severance Benefits and Change of Control Benefits provided under this Agreement.

6.6          Exclusive Severance Benefits. The Severance Benefits payable under Section 6.4(a) or the Change of Control Benefits payable under Section 6.4(b), if they become applicable under the terms of this Agreement, will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.

6.7          Additional Payments by the Company. Notwithstanding anything in this Agreement to the contrary:

(a)           if any payment or benefit received or to be received by the Employee in connection with a Change of Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any other entity whose actions result in a Change of Control or any entity affiliated with the Company) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (including any similar state or local tax and any related interest or penalties, “Excise Tax”), the Employee will be paid an additional payment in an amount such that, after the Employee’s payment of all taxes on or otherwise as a result of the additional

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payment (including any Excise Tax, income tax, related interest or penalties and effect of any disallowed deductions), the Employee retains an amount of the additional payment equal to the Excise Tax. All determinations required to be made under this Section 6.7(a), including as to any underlying assumptions, will be made by an accounting firm selected by the Company and reasonably acceptable to the Employee. The accounting firm will provide the Employee and the Company with its determination of the additional payment, if any, that is due with respect to any payment or benefit (together with reasonably detailed supporting schedules) within fifteen (15) business days after they receive notice from the Employee that the payment has been made or benefit provided, or at such earlier time as the Company may request. If the Employee reasonably requests and the accounting firm determines that no Excise Tax is payable, the accounting firm will provide the Employee with a written opinion, in form and substance reasonably satisfactory to the Employee, that the Employee is not required to pay any Excise Tax and the Employee’s not reporting any Excise Tax on her applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Company will bear all fees and expenses of the accounting firm, including any costs of retaining experts; or

(b)          in the event that any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, Linn Energy or the Company, as the case may be, will have the discretion to adjust the terms of such payment or benefit as it deems necessary to comply with the requirements of Section 409A to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code.

Any payment or reimbursement of an Excise Tax or other tax or penalty pursuant to this provision shall be made no later than the end of the Employee’s taxable year next following the taxable year in which the related Excise Tax or other tax or penalty is remitted to the Internal Revenue Service or any other applicable taxing authority.  If Employee contests any such Excise Tax or other tax or penalty and receives a refund of any amount paid by the Company hereunder, Employee shall promptly pay such refund to the Company.

6.8          Timing of Payments by the Company.  Notwithstanding anything in this Agreement to the contrary, in the event that the Employee is a “specified employee” (as determined under Section 409A of the Code) at the time of the separation from service triggering the payment or provision of benefits, any payment or benefit under this Agreement which is determined to provide for a deferral of compensation pursuant to Section 409A of the Code shall not commence being paid or made available to the Employee until after six (6) months from the Termination Date that constitutes a separation from service within the meaning of Code Section 409A.

7.           Miscellaneous.

7.1          Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under

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common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Employee performs substantial services. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.  The Company shall obtain from any successor or other person or entity acquiring a majority of the Company’s assets or Units a written agreement to perform all terms of this Agreement.

7.2          Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by the Employee and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.

7.3          Entire Agreement.  This Agreement together with any attendant or ancillary documents, specifically including, but not limited to, (a) all documents referenced in this Agreement, (b) the written policies and procedures of the Company, (c) the Company’s Amended and Restated Long-Term Incentive Plan or any successor plan (the “LTIP”), (d) each Company LTIP Executive Option Agreement to which the Employee is party, (e) each Company LTIP Executive Restricted Unit Agreement to which the Employee is party, and (f) the Second Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC, as amended, embodies the entire understanding of the parties hereto, and, upon the Effective Date, will supersede all other oral or written agreements or understandings between them regarding the subject matter hereof; provided, however, that if there is a conflict between any of the terms in this Agreement and the terms in any LTIP Executive Option Agreement to which the Employee is party, any LTIP Executive Restricted Unit Agreement to which the Employee is party, or any other award agreement between the Company and the Employee pursuant to the LTIP, the terms of this Agreement shall govern.  No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter of this Agreement, has been made by either party which is not set forth expressly in this Agreement or the other documents referenced in this Section 7.3.

7.4          Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas other than the conflict of laws provision thereof.

7.5          Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)          Disputes.  In the event of any dispute, controversy or claim between the Company and the Employee arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company and the Employee agree and consent to the personal jurisdiction of the state and local courts of Harris County, Texas and/or the United States District Court for the Southern District of Texas, Houston Division for resolution of the dispute, controversy or claim, and that those courts, and only those courts, shall have any jurisdiction to determine any dispute, controversy or

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claim related to, arising under or in connection with this Agreement. The Company and the Employee also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Employee at his last known address as reflected in the Company’s records.

(b)          Waiver of Right to Jury Trial.

THE COMPANY AND  THE EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

(i)           Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy.

(ii)          Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws.

(iii)         Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.

7.6          Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

7.7          Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to

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such other addresses and facsimile numbers as a party may designate by notice to the other parties).

to the Company:

Attn: Chief Executive Officer
Linn Energy, LLC
JPMorgan Chase Tower
600 Travis, Suite 5100
Houston, Texas 77002

to the Employee:

Charlene A. Ripley
402 Crestwood Drive
Houston, TX  77007

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

7.8          Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

7.9          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

7.10        Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.

7.11        Construction. As used in this Agreement, unless the context otherwise requires: (a) the terms defined herein will have the meanings set forth herein for all purposes; (b) references to “Section” are to a section hereof; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (d) “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (e) “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (f) references to any gender include references to all genders; and (g) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

7.12        Capacity; No Conflicts. The Employee represents and warrants to the Company that: (a) she has full power, authority and capacity to execute and deliver this Agreement, and to perform her obligations hereunder, (b) such execution, delivery and performance will not (and

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with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which she is a party or is otherwise bound, and (c) this Agreement is her valid and binding obligation, enforceable in accordance with its terms.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

LINN OPERATING, INC.

By: /s/ Michael C. Linn
Name: Michael C. Linn
Title:   Chairman and Chief Executive
            Officer

EMPLOYEE

/s/ Charlene A. Ripley
Charlene A. Ripley

For the limited purposes set forth herein:

LINN ENERGY, LLC

By: /s/ Michael C. Linn
Name: Michael C. Linn
Title:   Chairman and Chief Executive
            Officer

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